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11 March 2003
185/03—jmd

For immediate release

DRD APPOINTS INTERIM MANAGER FOR ARGONAUT

        Durban Roodepoort Deep, Limited (DRD) has appointed Blackfriars Court as interim project manager of Argonaut, its 30 million ounce, deep-level gold mining project on the central Witwatersrand, south of Johannesburg.

        Dr Willo Stear and David Giese of Blackfriars Court will project manage Argonaut together, pending DRD's recruitment of a permanent project manager to replace Nick Goodwin, whose contract was terminated recently.

        Stear and Giese both have experience of the Argonaut Project, the former since its inception in the early 1980s. Blackfriars will continue to be involved in the project after a permanent project manager has been appointed.

Queries:

Ilja Graulich, DRD
+27 11 381 7800 (w)
+27 83 604 0820 (cell)

James Duncan, Russell and Associates
+27 11 880 3924 (w)
+27 82 892 8052 (cell)

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DRD APPOINTS INTERIM MANAGER FOR ARGONAUT